Exhibit 99.1

Laser Photonics Received NASDAQ Compliance Letters Related to Late Filing of the June 30, 2024 10-Q

Orlando, Fla., August 27, 2024 – Laser Photonics Corporation (LPC) (NASDAQ: LASE), a leading global industrial developer of CleanTech Laser Systems for laser cleaning and other applications, today announced that on August 20, 2024, it received a notice from Nasdaq Listing Qualifications department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that since the Company has not yet filed its Form 10-Q for the quarter ended June 30, 2024 (the “Filing”), and it no longer complies with Nasdaq’s Listing Rules (the “Rules”), specifically Listing Rule 5250(c)(1), for continued listing. Under the Rules, the Company has 60 calendar days to submit a plan to regain compliance, and if Nasdaq accepts the Company’s plan, Nasdaq can grant an exception of up to 180 calendar days from the Filing’s due date, or until February 17, 2025, to regain compliance. Please note that any subsequent periodic filing that is due within the 180-day exception period must be filed no later than the end of the period.

About Laser Photonics Corporation

Laser Photonics Corporation is a vertically integrated manufacturer and R&D Center of Excellence for industrial laser technologies and systems. At LPC, we are disrupting the centuries-old $46 billion sand and abrasives blasting markets, focused on surface cleaning, rust removal, corrosion control, de-painting and other laser-based industrial applications. Our new-generation laser blasting technologies and equipment address the health, safety, environmental and regulatory concerns associated with outdated methods, proving Laser Photonics Corp. an industry leader for industrial laser systems. Renowned manufacturers in aerospace, automotive, defense, energy, industrial, maritime, space exploration and shipbuilding sectors rely on our “unique-to-industry” systems. For more information, visit www.laserphotonics.com.

Cautionary Note Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of applicable securities laws. These statements are based on current expectations as of the date of this press release and involve risks and uncertainties that may cause results and uses of proceeds to differ materially from those indicated by these forward-looking statements. We encourage readers to review the “Risk Factors” in our Registration Statement for a comprehensive understanding. Laser Photonics Corp. undertakes no obligation to revise or update any forward-looking statements, except as required by applicable laws or regulations, to reflect events or circumstances after the date of this press release.

Investor Relations Contact:

Email: laser@haydenir.com